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Exhibit 5.1

January 19, 2006

Brandywine Realty Trust
401 Plymouth Road, Suite 500
Plymouth Meeting, Pennsylvania 19462

Re:	Prentiss Properties Trust 1996 Share Incentive Plan Prentiss Properties Trust 2005 Share Incentive Plan Prentiss Properties Trust Amended and Restated Trustees’ Share Incentive Plan

Ladies and Gentlemen:

          You have requested our opinion, as counsel for Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with its Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), which registers the offer and sale of 3,193,579 common shares of beneficial interest, par value $.01 per share (the “Shares”) of the Company, issuable pursuable to the Prentiss Properties Trust 1996 Share Incentive Plan, as amended, the Prentiss Properties Trust 2005 Share Incentive Plan and the Prentiss Properties Trust Amended and Restated Trustees’ Share Incentive Plan (together, the “Plans”).

          We have examined such records and documents and have made such examination of law as we have deemed relevant in connection with this opinion. Based upon such examination, it is our opinion that when there has been compliance with the Securities Act and applicable state securities laws, the Shares, when issued against payment pursuant to their terms and the Plans, will be validly issued, fully paid and nonassessable.

          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In doing so, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP